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                                                                     EXHIBIT 8.2

                           WEIL, GOTSHAL & MANGES LLP
                                 1615 L STREET
                          WASHINGTON, D.C. 20036-5610
                                 (202) 682-7000
                              FAX: (202) 857-0940

                                  April 8, 1999



Transocean Offshore Inc.
4 Greenway Plaza
Houston, TX  77046

Transocean Offshore (Texas) Inc.
4 Greenway Plaza
Houston, TX  77046

Dear Ladies and Gentlemen:

                  We have acted as special United States tax counsel to Transocean Offshore Inc., a Delaware corporation ("Transocean-Delaware"), and Transocean Offshore (Texas) Inc., a Texas corporation ("Transocean-Texas"), in connection with the proposed reorganization of Transocean-Delaware and Transocean-Texas, as more completely described in the Registration Statement of Transocean-Texas on Form S-4 filed with the Securities and Exchange Commission on April 8, 1999 (with all amendments thereto, the "Registration Statement").

                  In formulating our opinion as to the matters certified, we have examined such documents as we have deemed appropriate including the Registration Statement. We have also obtained any additional information as we have deemed relevant and necessary through consultation with various officers and representatives of Transocean-Delaware.

                  Based upon the foregoing, and subject to the qualifications stated herein, the statements in the Registration Statement under the caption "Material Tax Considerations - U.S. Federal Income Tax Consequences," insofar as they relate to the provisions of United States federal tax law therein described, and subject to the limitations set forth therein, constitute our opinion.

                  The foregoing opinion is limited to the federal income tax laws of the United States, and we express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction.
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                  The foregoing opinion is based on current provisions of the
Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect.

                  We hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement and all references to our name in the Registration Statement. This opinion may be incorporated by reference into any registration statement of Transocean-Texas relating to the registration of additional ordinary shares pursuant to Rule 462(b) under the Securities Act of 1933, as amended, unless we notify Transocean-Texas to the contrary, following the notification by Transocean-Texas of its intention to file such a Rule 462(b) registration statement.



                                            Very truly yours,



                                            /s/ Weil, Gotshal & Manges LLP


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